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                                                                     EXHIBIT 2.1








                            ASSET PURCHASE AGREEMENT


                                 By and Between

                         HORIZON MEDICAL PRODUCTS, INC.


                                       and


                            VASCUTECH ACQUISITION LLC


                                 March 30, 2001


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                            ASSET PURCHASE AGREEMENT


         AGREEMENT dated as of March 30, 2001, between HORIZON MEDICAL PRODUCTS, INC., a Georgia corporation having an address at One Horizon Way, P.O. Box 627, Manchester, GA 31816 ("Seller"), and VASCUTECH ACQUISITION LLC, a Delaware limited liability company having an address at 164 Middlesex Turnpike, Burlington, MA 01803 ("Buyer").

         IN CONSIDERATION of payment of the Purchase Price (defined herein), the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as hereinafter provided.


                                    ARTICLE I

                               Factual Background

         The following is the background of this Agreement:

             1.1 The Seller: Seller, among other business activities, owns and operates the Business, as such term is defined below.

             1.2 The Purchase and Sale: In reliance upon the representations, warranties, covenants and agreements of Seller contained herein, and subject to the terms and conditions of this Agreement and in the other instruments hereinafter described or referred to, the Buyer is hereby purchasing from the Seller, and the Seller is hereby selling to the Buyer, the Business and all of the assets used in or relating to the Business except certain specifically excluded assets.

             1.3 The Closing: The consummation of the transactions contemplated by this Agreement (the "Closing") is being held at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia, commencing at 9 a.m., local time on March 30, 2001, (the "Closing Date").


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                                   ARTICLE II

                                   Definitions

         As used herein, the following terms shall have the following meanings, respectively:

         2.1      The Accounting Firm: See Section 3.4.

         2.2 The Accounts Payable: All obligations of Seller for the payment of money on account of goods (including, without limitation, Intangibles) and services purchased from third parties in the ordinary course of the Business on or prior to the Closing Date.

         2.3 The Accounts Receivable: All of Seller's accounts receivable for goods and services sold to third parties in the ordinary course of the Business on or prior to the Closing Date.

         2.4 The Accrued Employee Benefits: All accrued employee benefits, including, without limitation, retirement contributions or benefits and vacation and holiday pay and bonuses of any kind, which have been or might be accrued by Seller for IFM Employees in accordance with generally accepted accounting principles, whether or not so accrued in Seller's books.

         2.5 The Agreement: This Asset Purchase Agreement among Buyer and Seller, including all exhibits attached hereto and the schedules delivered pursuant hereto.

         2.6      The Assets: See Section 3.1.

         2.7      The Assigned and Assumed Contracts: See Section 4.4(b).

         2.8 The Assigned and Unassumed Contracts: The CryoLife Documents, other than the CryoLife Note, any and all Contracts not disclosed on Schedule 4.4(b), and such contracts listed on Schedule 4.4(b) which have not been furnished to Buyer.

         2.9      The Assumed Liabilities: See Section 3.5.

         2.10     The Bill of Sale and General Assignment and Assumption
Agreement: A Bill of Sale and General Assignment and Assumption Agreement substantially in the form and substance of Exhibit 2.10 hereto, transferring to Buyer the Assets, and pursuant to which Buyer assumes such of Seller's liabilities and obligations as provided in Section 3.5 hereof.

         2.11 The Business: (i) The development, manufacture, production, assembly and sale of carotid shunts/endarterectomy catheters,


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embolectomy/thrombectomy catheters, occlusion catheters/vascular occluders, choliangiogram catheters, and laparoscopic instruments, including, without limitation the Products, (ii) any and all research and development in connection with the foregoing, and (iii) the OEM Business.

         2.12     The Closing: See Section 1.3.

         2.13     The Closing Date: See Section 1.3.

         2.14     The Code: The Internal Revenue Code of 1986, as amended.

         2.15 The Contracts: All written or oral contracts, agreements, leases and commitments of Seller pertaining exclusively to the Business, including, without limitation, all customer, distribution and manufacturing contracts, Equipment Leases and any and all agreements with CryoLife, and/or Ideas for Medicine, Inc.

         2.16 The Copyrights: All copyrightable works, all copyrights, rights and interests in copyrights and all applications, registrations, recordings and renewals in connection therewith, registered or not registered, owned or used by the Seller or in which the Seller has any interest or right, now or formerly used by Seller in the Business or pertaining to the design, development, manufacture, assembly, use and sale of the Products including, without limitation, all of the foregoing listed on Schedule 4.4(g).

         2.17 CryoLife: CryoLife, Inc., a Florida corporation with an address of 1655 Roberts Boulevard, Kennesaw, Georgia 30144.

         2.18 The CryoLife Debt: The Seller's indebtedness to CryoLife incurred by the Seller in connection with its purchase of the Business from CryoLife.

         2.19 The CryoLife Documents: All agreements and documents executed by and between Seller and CryoLife, or their respective affiliates, in connection with the acquisition of the Business from CryoLife, or pertaining to the assets purchased from CryoLife, as more specifically set forth on Exhibit 2.19, except for that certain Asset Purchase Agreement, dated as of May 19, 1998, by and between Seller and Ideas for Medicine, Inc., and the ancillary documents referenced therein.

         2.20 The CryoLife Note: That Promissory Note dated October 9, 2000, executed in connection with the CryoLife Debt, in the original principal amount of $5,945,216, as subsequently adjusted upward by $104,838.

         2.21     The Data:

                  (a) All sales brochures, manufacturing, installation, and operating instructions and manuals, competitive product analyses, marketing


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                           forecasts and analyses, customer lists and
                           information (including, without limitation, potential customers), photos and art work, drawings, prints, manufacturing protocols and related materials, corporate records and books of account, Seller's telephone and fax number(s), e-mail address, and all other like materials (i) pertaining to the Business and (ii) belonging to Seller at the time of Closing or in which Seller has any right or interest;

                  (b) All records of research and development, past and current, including all test documentation, (i) pertaining to the Business and (ii) belonging to Seller or in which Seller has any right or interest;

                  (c) All records and documents pertaining to the Business or the Assets, whether in paper, electronic or other media belonging to Seller or in which Seller has any right or interest, including, without limitation, all FDA 510(k) filings and other FDA filings, all drawings and designs, all test protocols and results, all biocompatibility data, medical records, all production records and all other business records;

                  (d) All technical files or dossiers, in paper or electronic form, on any CE mark or any other product certification pertaining to any Product; and

                  (e) All records and documents pertaining to the Intangibles.

         2.22     The Dated Inventory: See Section 3.4.

         2.23     The Employment Agreements: See Section 3.2(b).

         2.24 The Encumbrances: Any charge, encumbrance, lien, mortgage, pledge, option, equity, adverse claim or restriction or other security interest of any kind whatsoever.

         2.25 The Equipment: All of the equipment (other than Excluded Assets), furniture and fixtures, together with all drawings, prints and other written materials pertaining thereto, belonging to the Seller or in which the Seller has any right or interest, now or formerly used by Seller in the Business, whether located at any of the Seller's facilities, at the facilities of subcontractors or elsewhere.

         2.26     The Equipment Leases: All leases of Equipment.

         2.27     ERISA: See Section 4.7(C).


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         2.28     The Excluded Assets:

                  (a) All assets of Seller which are not used in any way in the Business;

                  (b) all written or oral contracts, agreements, leases and commitments of Seller not pertaining exclusively to the Business;

                  (c) all assets related to the development, manufacture, production, assembly and sale of port products, including, without limitation, all tools, dies, molds, equipment and intellectual property related to port products and including, without limitation, the assets listed in Exhibit 2.28(c) hereto;

                  (d)      cash and cash equivalents;

                  (e)      the Accounts Receivable;

                  (f)      the Excluded Contracts;

                  (g)      the Titanium Instruments;

                  (h)      the Kuster Peanut Wand or Sponge;

                  (i)      Seller's facilities other than the IFM Facility;

                  (j) all of the assets associated with the Seller's 401(k) Plan; and

                  (k) the corporate franchise, minute books, stock book and corporate seal of the Seller.

         2.29 Excluded Contracts: Any and all Contracts listed on Schedule 4.4(b) but not designated an Assigned and Assumed Contract on such Schedule, except that the CryoLife Documents shall not be Excluded Contracts.

         2.30     The Facility Lease:  See Section 3.2.

         2.31     The Fresh Inventory:  See Section 3.4.

         2.32 The IFM Employees: Those persons employed by Seller, full-time, part-time, as a consultant or otherwise, in the conduct of the Business.

         2.33 The IFM Facility: The premises located at 3101 37th Avenue North, St. Petersburg, FL 33713.


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         2.34     The Instruments: This Agreement, the General Assignment of
Assets, the Intangible and Contract Assignments and Assumptions and all other instruments contemplated hereby and thereby and/or executed and delivered or to be executed and delivered by Buyer and/or Seller incident to the transactions contemplated hereby and thereby.

         2.35     The Intangibles: The Copyrights, Patents, Trademarks and
Technology.

         2.36 The Inventory: All of Seller's completed and in-process products, components and parts, manufacturing supplies and all stocks of raw materials of and pertaining to the Business, including, without limitation, all of the foregoing located at any of the Seller's properties or at facilities of subcontractors performing work for Seller in any way in connection with the Business, or on consignment to customers, or located elsewhere, but in any case excluding the Titanium Instruments.

         2.37     The Inventory Report: See Section 3.4.

         2.38 The Patent and Trademark Assignments: Patent and Trademark Assignments from Seller to Buyer substantially in the form and substance of
Exhibit 2.37 hereto, assigning to Buyer Seller's rights and interests under the Patents and Trademarks.

         2.39 The Materials in Possession: All in-process or completed products, components and parts and all stocks of raw materials owned by customers of Seller or other third parties, but in the possession of Seller and pertaining in any way to the Business.

         2.40     The Licenses: See Section 4.7(E).

         2.41 The OEM Business: The component assembly, packaging and kitting of products for Applied Therapeutics, Barzell-Whitmore, C.R. Bard, CryoLife, Genicon, and RT Medical.

         2.42 The Other Assets of the Business: Any and all assets of Seller now or formerly used by Seller exclusively in the Business and not covered by or included within the other definitions provided in this Article II (including, without limitation, all rights to the development, production, assembly and sale of the Products), but excluding the Excluded Assets.

         2.43 The Parent: Vascutech, Inc., a Delaware corporation having an address at 164 Middlesex Turnpike, Burlington, MA 01803, the sole beneficial owner of Buyer.

         2.44 The Patents: All patents, patent applications and patent disclosures, together with all reissuances, decisions, continuations, renewals, continuations-in-part, revisions, extensions, and reexaminations of any of such patents, patent applications and patent disclosures, pertaining to the Business and owned or used by the Seller or in which


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the Seller has any interest or right, including, without limitation, those listed in Schedule 4.4(g), but excluding the Excluded Assets.

         2.45     Pension Plan(s): See Section 4.7(C).

         2.46     Permitted Encumbrances: See Section 4.4(w).

         2.47 Person: Any individual, corporation, limited liability company, association, partnership, trust, unincorporated association, business or other legal entity and any government or any governmental entity.

         2.48     Plan(s): See Section 4.7(C).

         2.49     Prohibited Transaction: See Section 4.7(C).

         2.50 The Products: Those products of the Business listed by product code on Exhibit 2.50.

         2.51 The Purchase Commitments: Purchase orders and commitments for raw materials, products, components and parts made by Seller in the ordinary course of the Business and remaining outstanding and unfilled at Closing.

         2.52     The Purchase Price: See Section 3.3.

         2.53     The Required Consents: See Section 4.4(q).

         2.54     The Second Installment: See Section 3.3.

         2.55     The Seller's Financial Statements: See Section 4.3(A).

         2.56     The Sublease: See Section 3.2(a).

         2.57     The Sublease Consents: See Section 3.2(a).

         2.58     The Technology:

                  (i) All engineering and manufacturing documents and drawings, technical manuals, written procedures, processes, prints and process sheets of Seller, now or formerly used by Seller in the Business or pertaining to the design, development, manufacture, assembly, use or sale of the products of the Business.

                  (ii) All know-how, technology, trade secrets, methods of manufacture, processes, designs, techniques, assembly techniques, test programs, training manuals and procedures, customer lists and other


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                           information of Seller, whether now written or not,
                           now or formerly used by Seller in the Business or pertaining to the design, development, manufacture, assembly, use and sale of the products of the Business, including without limitation, all of the Seller's right, title and interest in software and related source code, object code and documentation pertaining to the Business.

                  (iii) All licenses, license agreements, sub-license agreements, contracts and other rights of Seller relating in any way to the Business, including without limitation all licenses, contracts and other rights to make, have made, use, sell and/or lease the products of the Business and the component parts of the products of the Business.

         2.59 The Titanium Instruments: Those of Seller's inventory parts numbered CEDI-1000, CEDI-100R, CEDI-100L, CEDI-200, CEDI-300, and CEDI-400.

         2.60 The Trademarks: All trademarks, trade names, service marks, trade dress, trade style, logos, company names, corporate names, and all rights and goodwill associated with the foregoing, and all applications, registrations, recordings and renewals in connection therewith, registered or not registered, owned or used by the Seller or in which the Seller has any interest or right, now or formerly used by Seller exclusively in the Business or pertaining to the design, development, manufacture, assembly, use and sale of the Products including, without limitation, all of the foregoing listed on Schedule 4.4(g).

         2.61     The Unfilled Orders:

                  (a) All purchase orders received from and sales commitments made to customers by Seller for the sale of products or services provided as part of the Business and of Inventory in existence or which might, in the ordinary course of the Business, be manufactured in the future; and

                  (b) (i) All purchase orders received from customers by Seller or Buyer for products or services sold, in whole or in part, directly or indirectly, by the Business after Closing and (ii) all sales commitments made after Closing by Buyer to customers for the sale of products or services provided by the Seller as part of the Business and of Inventory now in existence or which might, in the ordinary course of the Business, be manufactured in the future, as a result of quotations made by Seller prior to Closing and remaining outstanding at the time of Closing.

         References in these definitions and elsewhere in this Agreement to matters pertaining or relating to, used or utilized in, sold or provided by, or made in the course or


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ordinary course of the Business and other references of like or similar effect shall mean and include, without limitation, as and to the fullest extent permitted by the context, the phrases "in whole or in part" and "directly or indirectly." Uses in this Agreement of the "$" symbol shall be references to United States dollars unless otherwise noted herein.

                                   ARTICLE III

                    Sale and Purchase of Business and Assets;
                           Other Closing Transactions

         3.1 Transfer of Business and Assets: Upon the terms and subject to the conditions hereof, Seller does hereby sell, transfer, convey, assign, set over and deliver to Buyer, and Buyer does hereby purchase, the Business and all the assets, properties and rights of Seller used in the Business, other than the Excluded Assets, of every type and description, including without limitation the Inventory, Equipment, all of Seller's rights under all Assigned and Assumed Contracts, all of Seller's rights under all Assigned and Unassumed Contracts, all of Seller's rights under all Equipment Leases, Intangibles, Data, all of Seller's rights under all Unfilled Orders, all of Seller's rights under all Purchase Commitments and any and all Other Assets of the Business (the "Assets"); provided however, that Buyer shall assume the Seller's liabilities with respect to Assigned and Assumed Contracts, Equipment Leases, Unfilled Order and Purchase Commitments only to the extent such liabilities are explicitly assumed pursuant to Section 3.5 hereto, and the transfer of all such Assets by Seller to Buyer is hereby made free and clear of all Encumbrances, except for Permitted Encumbrances. Simultaneously herewith, Seller is executing and delivering to the Buyer (a) the Bill of Sale and General Assignment and Assumption Agreement, (b) the Patent and Trademark Assignments, and (c) such other bills of sale, deeds, third-party consents, endorsements, assignments, drafts, checks or other instruments of transfer, in such form as reasonably required by Buyer or its counsel, and reasonably satisfactory to Seller and its counsel, in order to effectively vest in the Buyer good and marketable title to all of the Assets free and clear of all Encumbrances, except for Permitted Encumbrances, and in order to rightfully transfer possession to Buyer of the Materials in Possession. Simultaneously herewith, Buyer is executing and delivering to the Seller the Bill of Sale and General Assignment and Assumption Agreement, and such other instruments or documents as are required by the terms of this Agreement. Seller further agrees that it will, at any time and from time to time after the Closing, upon reasonable request by Buyer and without cost to Seller, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such further instruments of transfer and conveyance, and to do, or cause to be done, such other acts and things as may be reasonably necessary or reasonably requested by Buyer to carry out the purposes of this Agreement or to aid or assist Buyer in collecting and reducing to possession the assets so to be transferred hereunder.

         3.2 Other Closing Transactions: In addition to the actions described in Section 3.1 above, simultaneously herewith, and as a condition to the Closing, Buyer and/or Seller, as applicable, are taking the following actions:


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         (a)      IFM Facility: Seller has assigned to Buyer and Buyer has
                  assumed all of Seller's rights and obligations under that certain Sublease, by and between Ideas for Medicine, Inc. and Seller, dated as of October 9, 2000 (the "Sublease"), and Seller has obtained all consents necessary for such assignment (the "Sublease Consents"); and

         (b) Consent and Estoppel Certificate: Seller has obtained and delivered to Buyer a consent and estoppel certificate in form and substance satisfactory to Seller and Buyer from CryoLife whereby CryoLife consents to the assignment of the CryoLife Note and Seller's rights under the CryoLife Documents, and provides certification (i) of the amount outstanding under the CryoLife Note as of the Closing Date, such certification to include an amortization schedule of the CryoLife Note; and
                  (ii) that to CryoLife's knowledge, Seller is not in default under the CryoLife Note and CryoLife Documents, and no basis for a default exists as of the Closing Date.

         3.3 Payment of Purchase Price: Subject to adjustment as provided in Section 3.4 below, as of the date hereof, the Buyer is paying or causing to be paid to Seller, for the Business and the Assets being purchased and sold hereunder, total aggregate consideration consisting of the following (the "Purchase Price"):

         (i)      assumption of the CryoLife Note;

         (ii) cash in the amount of $2,250,500 due and payable on the Closing Date; and

         (iii) cash in the amount of $150,000, due and payable six months from the Closing Date (the "Second Installment," which term shall also include amounts, if any, deemed part of the Second Installment pursuant to Section 3.4(c)).

         3.4      Purchase Price Adjustments:

         (a) Inventory: Within five (5) business days after the Closing Date, Seller shall conduct an audit of all Inventory, subject to and in accordance with generally accepted accounting principles used and applied in a manner consistent with those applied in the Seller's Financial Statements, but in any case consistent with historical practice, and to prepare and deliver to the Buyer the results of such audit (the "Inventory Report") as soon as practicable, and in any event not more than sixty (60) days following the Closing Date. Such audit shall (i) at Buyer's option, be attended and observed by representatives of the Buyer, (ii) exclude all damaged Inventory and (iii) shall separately identify and account for such portion of the Inventory consisting of completed products, excluding completed products in the sterility queue, expiring on or after October 1, 2002 (the "Fresh Inventory") and such portion of the Inventory consisting of completed products expiring before October 1, 2002 (the "Dated Inventory"). Buyer shall review the Inventory Report and inform the


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Seller in writing within fifteen (15) business days of its receipt whether the
Buyer agrees or disagrees with the information contained therein. If the Buyer disagrees with the Inventory Report, the parties shall attempt to reconcile such disagreement and, if they are unable to do so within ten (10) days of its receipt by the Buyer, the parties shall submit any dispute to a nationally recognized independent public accounting firm mutually acceptable to the parties (the "Accounting Firm"). Upon the earlier to occur of (i) the date which is fifteen (15) days following receipt by the Buyer of the Inventory Report (if the Buyer has not provided notice to Seller of any such disagreement) and (ii) the date which is fifteen (15) days following the earlier of the date upon which the parties resolve any such dispute or the Accounting Firm delivers to the parties its decision with respect to any such dispute, the Purchase Price shall be (a) reduced by one dollar ($1.00) for every dollar that the value of the Fresh Inventory as reflected on the Inventory Report is less than $738,000 or (b) increased by one dollar ($1.00) for every dollar that the value of the Fresh Inventory as reflected on the Inventory Report is greater than $738,000, and (x) reduced by twenty cents ($0.20) for every dollar that the value of the Dated Inventory as reflected on the Inventory Report is less than $393,000 or (y) increased by twenty cents ($0.20) for every dollar that the value of the Dated Inventory as reflected on the Inventory Report is greater than $393,000, provided however that no adjustment shall be made to the Purchase Price if the net of all adjustments under this Section 3.4(a) would result in a change to the Purchase Price of $50,000 or less. The cost of the Accounting Firm shall be paid equally by Buyer and Seller. The delivery of the Inventory from Seller's Manchester, Georgia facility by Seller and the taking of possession of such Inventory by Buyer shall be governed by the terms of that certain memorandum of understanding between Seller and Buyer attached hereto as Exhibit 3.4(a).

         (b) Certain Pro-rations: After the Closing, the parties agree to allocate appropriately all pre-Closing and post-closing utility charges, deposits, taxes, rent and similar liabilities relating to the IFM Facility and adjust the Purchase Price accordingly.

         (c) Payment of Purchase Price Adjustments: Any resulting decrease in the Purchase Price pursuant to this Section 3.4 shall be promptly paid by the Seller to the Buyer following the final determination of the Inventory Report pursuant to Section 3.4(a) above. Any resulting increase in the Purchase Price pursuant to this Section 3.4 shall be paid to Seller six months from the Closing Date and deemed part of the Second Installment, provided, however, that if any such increase in the Purchase Price exceeds $100,000, such amount in excess of $100,000 shall be promptly paid by the Buyer to the Seller following the final determination of the Inventory Report pursuant to Section 3.4(a) above. Except as to any payment deemed part of the Second Installment, any payment to be made by either party pursuant to this Section 3.4 shall include simple interest thereon at the rate of 7% per annum from the Closing Date to the date of payment.

         (d) Payment of Amount Owing to Buyer: If Seller fails to pay Buyer any amounts required to be paid to Buyer pursuant to the Agreement, including, without limitation, under this Section 3.4 and Article VII hereof, Buyer shall be entitled to withhold such amounts from, and set-off the obligation to pay such amounts against, the Second Installment.


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         3.5      Assumption of Liabilities: In further consideration for the sale and transfer of the Assets by Seller to Buyer, Buyer is, as of the Closing Date, assuming and agreeing to pay and perform the following liabilities and obligations (the "Assumed Liabilities"):

                  (a) The Unfilled Orders which are designated as assumed on Schedule 4.4(n);

                  (b) The Purchase Commitments which are designated as assumed on Schedule 4.4(o);

                  (c) The Assigned and Assumed Contracts, and only with respect to liabilities and obligations accruing after the Closing Date; and

                  (d) All liabilities and obligations relating to the CryoLife Note, but only to the extent consistent with the Consent and Estoppel Certificate;

                  (e) All liabilities and obligations relating to the Sublease and accruing after the Closing Date.

         Buyer's assumption of such obligations of Seller is intended to inure solely to the benefit of Seller and, notwithstanding anything herein to the contrary, such assumption is not intended and shall not be construed to give any third parties any greater or additional benefits than they would have but for Buyer's said assumption.

         3.6 Liabilities Not Assumed: Notwithstanding anything to the contrary contained in Section 3.5 or otherwise in this Agreement, it is expressly agreed that Buyer will not be required to assume, and is not assuming, any obligations or liabilities of Seller not specifically set forth in Section 3.5, including without limitation the following:

                  (i) Any and all liabilities, obligations, cost and expenses arising out of or incurred in connection with claims, suits or proceedings (including without limitation any and/or all claims, suits or proceedings related to product liability or to bodily harm, injury or death), and any judgments or settlements arising from any such claims, suits or proceedings, with respect to any transaction, event, act or omission occurring prior to the Closing or relating to any Inventory sold prior to the Closing Date;

                  (ii)     Any and all Accounts Payable;

                  (iii) Liabilities of Seller for or under Unfilled Orders, Purchase Commitments, and Contracts and Equipment Leases in addition to


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

                           or in excess of those, if any, expressly assumed by Buyer pursuant to Section 3.5;

                  (iv) The defense of, or judgments arising from, any claims, suits or administrative proceedings set forth in the schedule described in Section 4.4(i);

                  (v) Federal, state, or local taxes, whether or not relating to the Business, payable by Seller for periods prior to the Closing including, without limitation, income, franchise, excise, property, sales, payroll and use taxes;

                  (vi) Accrued Employee Benefits and other liabilities relating to any employee benefit plan maintained by Seller, including without limitation: withdrawal liability or contributions with respect to any multi-employer plan; liability due to the Pension Benefit Guaranty Corporation, or any beneficiary on account of the termination of any pension plan; severance benefits with respect to Rick Howard and any other severance benefits which accrue prior to or in connection with the consummation of the Closing; and any employee incentive plan;

                  (vii) Late charges, penalties or other like charges with respect to any period prior to the Closing for delays in delivery of any Unfilled Order or for late payment of any of the Accounts Payable;

                  (viii) Claims for exposure to, or the use of, asbestos, hazardous wastes or other environmental hazards arising from the operation of the Business prior to the Closing;

                  (ix) All legal, accounting and other expenses (including, without limitation, taxes of every kind, nature and description) incurred by Seller in connection with the negotiation, approval and making and performance of this Agreement and the transactions contemplated hereby;

                  (x) All warranty obligations applicable to products and services sold by Seller prior to the Closing;

                  (xi)     All of Seller's liabilities for borrowed money;

                  (xii)    The Excluded Contracts; and

                  (xiii)   The Assigned and Unassumed Contracts.

         3.7 Allocation of Purchase Price: The Buyer and Seller agree to allocate the Purchase Price (as adjusted pursuant to Section 3.4) among the Assets in accordance with an allocation schedule to be agreed upon by the Buyer and Seller no later than the earlier of (i) fifteen (15) days after the value of the Inventory has been finally determined pursuant to Section 3.4 or (ii) forty-five (45) days before the date by which either the Buyer or Seller is required to file a tax return which includes or reflects the purchase and sale contemplated hereby. It is intended that such allocation shall, and such allocation shall be construed to, comply with Section 1060 of the Code. If the Buyer and the Seller disagree on the allocation of the Purchase Price, they shall attempt to reconcile such disagreement and, if they are unable to do so within the above time frames, the parties' dispute regarding the Purchase Price allocations shall be submitted to the Accounting Firm and the Buyer and Seller agree to be bound by the Purchase Price allocation determined by the Accounting Firm. Each of the Seller and the Buyer hereby agrees that it will not take a position on any income tax return or before any governmental agency charged for the collection of any income tax or in any judicial proceeding that is in any way inconsistent with the allocation agreed upon pursuant to this Section 3.7.


                                   ARTICLE IV

                    Warranties and Representations of Seller

         Except as expressly set forth in the Schedules described in Section 4.4, Seller hereby warrants and represents to, and covenants and agrees with Buyer, as follows:

         4.1      A.       Corporate Organization and Good Standing: Seller is a
corporation duly organized and existing and in good standing under the laws of Georgia, and it has the corporate power to own or lease its property and to carry on its business as presently conducted. Seller is duly qualified to do business as a foreign corporation in all jurisdictions where the failure to be so qualified would have a material adverse effect on the Business.

                  B. IFM: The Business is a business unit of Seller, and is not organized as a Person and has no separate legal status independent of the Seller, nor is the Business conducted by any entity having separate legal status independent of the Seller.

                  C. Corporate Records: Seller has delivered to Buyer complete and correct copies of all proceedings and actions taken at all meetings, or by written consent, of the Board of Directors, or any committee thereof, of Seller, required to duly authorize this Agreement and the transactions contemplated hereby and which are required to be or are customarily set forth in such minutes.

         4.2      A.       Due Authorization: The execution and delivery of this
Agreement and all other Instruments, the taking of all action required in connection therewith and the performance by Seller of all of the obligations by it to be performed hereunder and thereunder have been duly authorized by all necessary corporate action, including, without limitation, authorization by the Directors and, if required by applicable law, Seller's charter or by-laws, by the shareholders of Seller. This Agreement and all of the other Instruments have been duly executed and delivered by Seller. This Agreement and the other Instruments constitute valid and binding obligations of Seller, enforceable against it in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, and similar laws affecting the enforcement of creditors' rights or contractual obligations generally.

                  B. Legal Capacity: Seller has the requisite legal capacity, power, right and authority to execute and deliver this Agreement and all such other Instruments executed and delivered by it, to take all actions and to perform all obligations contemplated herein or therein or required hereby or thereby, including, without limitation, to sell and transfer the Business and the Assets.

                  C. Conflicts, Approvals, Etc.: The execution and delivery of this Agreement and all of the other Instruments and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with or result in any violation of or default or loss of benefit under or permit the acceleration of any obligation under any provision of the charter or by-laws of Seller or any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller, Seller's properties, or the Business. Except as set forth on Schedule 4.2(C), no consent, approval, order or authorization of, or registration, declaration or filing with any governmental authority or other party is required in connection with the execution, delivery and performance of this Agreement or of the other Instruments by Seller or the consummation by it of the transactions contemplated hereby and thereby, including, without limitation, the transfer of all Assigned and Assumed Contracts and Assigned and Unassumed Contracts, all licenses and other agreements granting Seller rights to use and sell software and other Intangibles, and the transfer of all Licenses and product certifications, including all FDA, FTC, foreign or international certifications and approvals, contemplated by this Agreement. Seller has obtained all Required Consents listed on Schedule 4.4(q).

         4.3      A.       Seller's Financial Statements: Schedule 4.3(A) sets
forth (i) a statement of liabilities setting forth, as of the Closing Date, all liabilities and obligations pertaining to the Business as of such date including, without limitation, Accounts Payable and accrued expenses pertaining to the Business, and (ii) a statement of expenses setting forth all expenses incurred in connection with the Business for the period from October 1, 2000 through February 28, 2001 (collectively, the "Seller's Financial Statements"). Seller has also delivered to Buyer copies of financial statements for the fiscal years ended 1997, 1998, and 1999 furnished to Seller by CryoLife. The Seller's Financial Statements are true and correct.

                  B.       No Undisclosed Liabilities or Burdensome Contracts:
Seller has and will have no liabilities or obligations of any nature, accrued, absolute, contingent or otherwise (including, without limitation, tax liabilities, federal, state or local) arising from or related to the Business, which have not been disclosed in or fully reserved against or reflected in the Seller's Financial Statements, except for:

                  (i) Liabilities incurred in the ordinary and usual course of the Business since the date as of which the Seller's Financial Statements were prepared, none of which is or will be materially adverse to Seller, its financial position or the Business; and

                  (ii) Agreements or other arrangements enumerated in the schedule described in Section 4.4(b) or exempted by the provisions of said Section from being listed in that schedule. None of such agreements or other arrangements, either individually or taken as a whole, has had or will have a material adverse effect on the Business, results of operations, prospects or financial condition of the Business.

                  C. Business Interruptions; Casualties: Since October 9, 2000, Seller has not experienced:

                  (i) Any interruption of sources of supply or of business or contractual relationships with any supplier or customer of the Business or other party with which it has any agreement or agreements, and Seller has no knowledge of any such imminent interruption or that any one of Seller's major Business customers contemplates any substantial reduction in its purchases from Seller; or

                  (ii) Any damage, destruction or loss (whether or not covered by insurance) affecting the assets, business, results of operations, or financial condition of the Business.

                  D. Absence of Certain Events: Since December 31, 2000, the Seller has conducted the Business only in the ordinary course, and has not engaged in any extraordinary transaction. Without limiting the foregoing, since December 31, 2000, except as set forth on Schedule 4.3(D), there has not been:

                  (i) Any change in the business, results of operations or financial condition or the manner of conducting the Business nor any transaction, other than changes and transactions in the ordinary course of the Business, having a value of more than $50,000 in the aggregate;

                  (ii) Any increase in the rate of compensation payable or to become payable or any change in employee benefits provided by Seller to any of the IFM Employees, except in the ordinary course of the Business;

                  (iii) With respect to the Business, any capital expenditure, capital addition or betterment by Seller or commitment therefor in excess of $20,000 individually, or $50,000 in the aggregate, except pursuant to contracts or commitments therefor heretofore made by Seller, which commitments, if any, are specified in the schedule described in Section 4.4(b);

                  (iv) Any sale or other disposition of any of the assets of Seller which pertained to the Business, nor has Seller incurred or suffered to be incurred any obligations or liabilities (whether accrued, absolute, contingent or otherwise) which pertained to or arose out of the conduct of the Business, except for sales of Inventory in the ordinary course of the Business;

                  (v) Any indebtedness incurred by or on behalf of Seller for borrowed money or any commitment to borrow money entered into by or on behalf of Seller, in either case, for use in the Business;

                  (vi) With respect to the Business, any Account Payable incurred other than in the ordinary course of the Business;

                  (vii) Any failure to pay any of the Accounts Payable on a current basis;

                  (viii) Any failure to maintain inventories, materials and supplies of raw materials consistent with the historical practices and the needs of the Business;

                  (ix) Any material change in the ratio of that portion of Inventory consisting of finished goods to that portion of Inventory consisting of raw materials and work-in-process;

                  (x) Any entrance into, termination or amendment, or agreement to enter into, terminate or amend, any agreements or arrangements with vendors or customers pertaining to the Business other than in the ordinary course of the Business consistent with past practice;

                  (xi) Any labor trouble of any character affecting the Business or the results of operations, prospects or financial condition thereof;

                  (xii) Any mortgage, pledge or other encumbrance of any of Seller's assets used in whole or in part in Seller's conduct of the Business, except in connection with transactions entered into in the ordinary course of the Business;

                  (xiii) Any change with respect to the IFM Employees in management or supervisory positions;

                  (xiv) Any amendment of the Articles of Incorporation or by-laws of Seller, true and correct copies of which, as heretofore amended, have been furnished by Seller to Buyer.

                  E. The Inventory: The Inventory consists of items which are of a quantity and quality usable and saleable in the normal course of the Business, and the values thereof on the Inventory Report are fairly stated at historical cost determined in accordance with historical practices, and, in any case, do not contain any materials or finished goods which are obsolete, faulty or unmarketable and represent no more than the estimated net realizable value thereof.

                  F.       Sufficiency of Assets:

                  (i) Except as set forth in Schedule 4.3(F)(i), the Assets transferred to Buyer at Closing include all of the assets, properties and rights used in or necessary to the operation of the Business as the Business has been historically operated by Seller, including, without limitation, all equipment and parts used in the manufacture, production and assembly of the Products.

                  (ii) Except as set forth on Schedule 4.3(F)(ii), to the knowledge of Seller, the Assets transferred to Buyer at Closing include all of the assets, properties and rights used in or necessary to the operation of the Business as the Business had historically been operated by CryoLife prior to Seller's acquisition of the Business from CryoLife.

                  G. Solvency: Seller is not, upon consummation of the transactions contemplated by this Agreement, insolvent within the meaning of 11 U.S.C. ss.101(31).

                  H. Forbearance Agreement: Seller has signed a forbearance agreement with Bank of America (the "Forbearance Agreement") with regard to Seller's outstanding debt owing to Bank of America, and Bank of America has also consented to the sale of the Assets to Buyer in accordance with the terms of this Agreement. Seller has furnished to Buyer a copy of the Forbearance Agreement and such consent.

         4.4 Schedules: Seller has delivered to Buyer the Schedules referred to below, which list and/or provide summary descriptions of the matters described below, Such

Schedules are true and correct as of the Closing Date and such Schedules are attached hereto and made a part of this Agreement.

                  (a) Real Property: Schedule 4.4 (a) describes all real property owned, leased or otherwise occupied by Seller in any way for the conduct of the Business.

                  (b) Contracts: Schedule 4.4(b) lists all written or oral contracts, agreements, leases and commitments to which Seller is a party, directly or indirectly, (including, without limitation, powers of attorney and any transaction to which Seller has been a party and under which it now has or may after the date hereof have any obligation or liability) with respect to or in connection with the Business. Complete and correct copies of all written contracts, agreements, leases and commitments and written summaries of all oral contracts, agreements, leases and commitments included in such Schedule, including all amendments thereto, have been furnished to Buyer and have either been attached to such Schedule or bound together and certified by Seller as complete and correct. Those of such contracts pertaining solely and exclusively to the Business are set forth in Part A of Schedule 4.4(b), and the contracts to be assigned to and assumed by Buyer are designated therein with the "*" notation (the "Assigned and Assumed Contracts"). The balance of such contracts are set forth in Part B of such Schedule.

                  (c)      Intentionally omitted.

                  (d) Insurance: Schedule 4.4(d) describes all insurance maintained by Seller for or with respect to the Business, including the amounts of such insurance, the risks insured against, the business and assets covered by such insurance, and the insurance companies from which such insurance is obtained. Complete and correct copies of all policies of insurance listed in such Schedule have been furnished to Buyer.

                  (e) Backlog: Schedule 4.4(e) lists the backlog of firm unfilled written orders from customers of the Business as of the Closing Date.

                  (f) Employees: Schedule 4.4(f) lists all IFM Employees, together with their respective name, title, function, job description or classification, wage or salary level and indebtedness due to Seller.

                  (g) Intangibles: Schedule 4.4(g) describes all of the Intangibles, including, without limitation, the status of all pending applications or registrations, owners, registration numbers, dates of issuance or grant. Where such information is available to Seller, Schedule 4.4(g) shall list the name and telephone number of the responsible attorney for each Patent, Trademark and Copyright. Complete and correct copies of all granted Trademarks, granted Patents and registered Copyrights have been furnished to Buyer.

                  (h) Major Suppliers: Schedule 4.4(h) lists the names and addresses of all suppliers of any kind from which Seller made annual purchases for purposes of the Business of $50,000 or more during 2000.

                  (i) Litigation: Schedule 4.4(i) describes all litigation or administrative proceedings or investigations in which the Seller is now, or within the three (3) years prior to the date hereof was, a party or involved, and which pertain or pertained to the Business, including, without limitation, product liability claims or other claims related to product failure.

                  (j) Customers: Schedule 4.4(j) lists all customers of the Business, together with the volume of sales to such customers by the Business during 1999 and 2000, and during the two (2) months ended February 28, 2001, and certifies aggregate sales during 1999 of at least Seven Million Eight Hundred Thousand Dollars ($7,800,000) and during 2000 of at least Five Million Three Hundred Thousand Dollars ($5,300,000).

                  (k)      The Inventory and the Materials in Possession:
                           Schedule 4.4(k) describes all of the Inventory as at December 31, 2000, and all of the Materials in Possession as at December 31, 2000, reported separately by product line, giving model or other identifying number, unit price, any provision for reserves and book value.

                  (l) The Equipment: Schedule 4.4(l) describes all of the Equipment as at the Closing Date, including, without limitation, cost and depreciated value as of the Closing Date. All of the Equipment is located at the IFM Facility.

                  (m) The Data: Schedule 4.4(m) sets forth a brief description of where the Data is located within the IFM Facility or any of the Seller's other facilities.

                  (n) The Unfilled Orders: Schedule 4.4(n) describes all of the Unfilled Orders (but not such Unfilled Orders as described in Section 2.61(ii)) as of the date hereof, including for this purpose all outstanding quotations, complete and correct copies of each of which have been furnished to Buyer. The Unfilled Orders set forth on Schedule 4.4(n) are subject to conditions relating to price, terms of payment, time of delivery or like matters which do not differ materially from the conditions heretofore regularly and usually specified by Seller on acceptance of orders for similar merchandise from customers of the Business and the Business being acquired hereby is sufficient to fulfill such Unfilled Orders in the ordinary course of the Business.

                  (o) The Purchase Commitments: Schedule 4.4(o) describes all of the Purchase Commitments as of the date hereof involving $25,000 or more, complete and correct copies of which have been furnished to Buyer. Purchase Commitments for the purchase of parts, raw materials and supplies are outstanding in quantities not in excess individually or in the aggregate of present or presently reasonably anticipated needs of the Business and are at prices not in excess of current market prices and are upon other terms which are not exceptional or unusual based upon the operation of the Business in the recent past. Those of such Purchase Commitments as pertain solely and exclusively to the Business are set forth in Part A of 4.4(o) and the balance of such Purchase Commitments are set forth in Part B of such Schedule.

                  (p) The Warranty Obligations: Schedule 4.4(p) describes all of the warranty obligations applicable to the products and services sold or provided by the Seller as part of the Business, including complete and correct copies of applicable warranties, showing the products to which the warranties are applicable.

                  (q)      Certain Contracts Requiring Consent: Part A of
                           Schedule 4.4(q) lists all Contracts (other than Excluded Contracts), Equipment Leases and Licenses requiring the consent of any party thereto to their assignment to Buyer or to other consequences resulting from the transactions contemplated hereby (each such consent, a "Consent"). Section B of
                           Schedule 4.4(q) lists any and all Consents obtained by the Seller prior to the Closing Date (the "Required Consents").

                  (r)      Intentionally omitted.

                  (s) Accrued Employee Benefits: Schedule 4.4(s) lists the Accrued Employee Benefits as at February 28, 2001, including the name of the person entitled to such benefit and the amount thereof.

                  (t) Accounts Payable: Schedule 4.4(t) lists the Seller's Accounts Payable related to the Business as at December 31, 1999, December 31, 2000 and the Closing Date.

                  (u)      Intentionally omitted.

                  (v) Approved Products: Schedule 4.4(v) lists all material authorizations, approvals, certifications and licenses pertaining to the Products.

                  (w) Encumbrances: Schedule 4.4(w) lists all Encumbrances on the Assets which existed sixty (60) days prior to the Closing. Section B of Schedule 4.4(w) lists all Permitted Encumbrances.

         4.5      A.       Employment Contracts and Fringe Benefits: Seller has,
with respect to IFM Employees, no employment, deferred compensation, pension, retirement, bonus or profit-sharing obligations or arrangements, or any arrangements for the payment of disability income, wage continuation, hospital, death or other benefits, nor any other so-called fringe benefits, obligations or arrangements, whether or not legally binding, except as set forth in the schedule described in Section 4.4(b).

                  B. Distribution Arrangement; Power of Attorney: Except as set forth in the schedule described in Section 4.4(b), (i) Seller does not have, nor within the last three (3) years has Seller had, any agreements with so-called "manufacturer's representatives" or like agreements pertaining to the distribution of products or services of the Business, (ii) all such agreements or other arrangements pertaining to the Business with such manufacturer's representatives or like agreements are terminable without penalty at will or on not more than thirty (30) days notice, and (iii) Seller has not given a power of attorney pertaining to the Business to any person for any purpose.

                  C. No Defaults: Seller is not in default in the performance of any of its obligations under any Contract, agreement, arrangement or lease relating in any way to the Business and to which Seller is a party, and, to the knowledge of Seller, all of the other parties to such agreements contracts, leases and arrangements are in compliance therewith and not in default in the performance of any of their obligations thereunder. As used herein, the word "default" shall include the occurrence of an event which, but for the passage of time or the giving of notice, or both, would constitute such a default, and is and will be in compliance with all such laws and regulations in connection with the termination of IFM Employees.

                  D. CryoLife: Except as set forth on Schedule 4.5(D), and without limiting Section 4.5(C), Seller and its affiliates do not have outstanding any claims for indemnity or asserted any defaults against CryoLife or its affiliates in connection with the CryoLife Documents, and neither CryoLife nor its affiliates have outstanding any claims known to Seller for indemnity or asserted any defaults against Horizon or its affiliates in connection with the CryoLife Documents.

         4.6      A.       Title to Properties: Seller has good and marketable
title to the Assets, free and clear of all Encumbrances except for Permitted Encumbrances.

                  B. Condition of Properties: (i) The IFM Facility and the Equipment are in good operating condition and repair for use in the continued conduct of the Business as heretofore conducted by Seller, and comply with all applicable laws and regulations relating to the construction, use and occupancy thereof, as presently enjoyed. (ii) Without limiting the foregoing, except as disclosed in the environmental reports, furnished to Buyer and described in
Schedule 4.6(B) hereto (the "Environmental Reports"), the Seller is not in violation of any applicable building, zoning, anti-pollution, hazardous substance, environmental, health or other law, ordinance or regulation in respect of the Business or the IFM Facility. Without limiting the generality of the foregoing, the Seller has never generated, stored, released or disposed of, any hazardous substances on the IFM Facility or any portion thereof or any adjacent property, except in accordance with applicable laws, and, except as may be set forth in the Environmental Reports, the Seller is not aware of the generation, storage, release or threat of release or disposal of such substances on any of such properties or any portion thereof or any adjacent property by anyone else except in accordance with applicable laws. The Seller has never caused or otherwise been responsible for the release or threat of release of oil on any of such properties or any portion thereof. The Seller is not aware of the release or threat of release of oil thereon by anyone else. No notice or threat to give notice from any governmental authority with respect to the Business or the IFM Facility has been received by the Seller with respect to the generation, storage or disposal or release or threat of release of hazardous substances. For the purpose of this paragraph, (a) "hazardous substances" shall mean any substance or material (i) defined as such under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., and regulations thereunder, (ii) determined to be and/or listed as toxic, a pollutant or contaminant, under applicable federal, state or local statute, law, ordinance, rule, or regulation or judicial or administrative order or decision, as same may be amended from time to time, (iii) petroleum and petroleum products and distillates and breakdown products, including, without limitation, oil, (iv) asbestos, (v) radon, (vi) polychlorinated biphenyls and
(vii) such other materials, substances or waste subject to regulation under any applicable law and (b) "release", "threat of release" or "oil" shall mean such terms as they are defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., and regulations thereunder or any applicable federal, state or local statute, law, ordinance, rule, or regulation or judicial or administrative order or decision, as same may be amended from time to time. To Seller's knowledge, there is no asbestos, radon or lead paint on the premises except in accordance with applicable laws.

                  C. Compliance with Law: Seller has heretofore been, and is now, in compliance in all material respects with all applicable laws and regulations of federal, state and local governments relating to the operation and conduct of the Business and, with respect to the Business, to the employment of labor, including the provisions thereof relating to wages, hours, collective bargaining and the payment of Social Security taxes, and is not liable for any arrears of wages or any tax, interest thereon or penalties for failure to comply with any of the foregoing.

                  D. Legal Proceedings: Except as set forth in the schedule described in Section 4.4 (i), Seller is not now a party to, or otherwise involved in, or concerned with, any claim or litigation or any administrative or other proceedings or investigation relating to the Business, nor, to Sellers knowledge, has any act or omission of or pertaining to Seller occurred by reason of or in connection with which Seller or Buyer will become involved in or concerned with any such claim, litigation, proceedings or investigation. Any and all other such claims, litigation, proceedings or investigations relating to the Business to which or in which Seller has heretofore been a party or involved have been fully and finally terminated without further liability or obligation on his or its part. Except as set forth in the Schedule furnished to Buyer pursuant to Section 4.4(i), Seller is not subject to any ruling, order, decree, judgment or writ entered by any court, agency or other authority relating to the Business, and has not in the past been subject to any of the same having any bearing on the Business or the Assets. Seller has no knowledge that any legal or governmental proceedings pertaining to the Business are threatened or contemplated by governmental authorities or others.

                  E. Bulk Sales: There is no bulk transfer, bulk sale or similar law applicable to the Agreement or the transactions contemplated hereby.

         4.7      A.       Intangibles:

                  (i) Sufficiency and Ownership of Intangibles. Seller owns or has the continuing valid and legal right to use pursuant to license, sublicense, agreement, or permission all Intangibles, and the Intangibles transferred to Buyer at Closing include all of the Intangibles used in or necessary to the operation of the Business as the Business has been historically operated by Seller. Except as set forth in Schedule 4.7(A)(i), with respect to each Intangible: (i) Seller either possesses all right, title, and interest in and to the item, free and clear of any encumbrance, license or other restriction or otherwise has sufficient rights to use such items pursuant to license or permission as may be necessary in connection with the operation of the Business;
                           (ii) the Intangible is not subject to any outstanding injunction, judgment, order, decree, ruling or charge; (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or threatened which challenges the legality, validity, enforceability, use or ownership of the Intangible; (iv) Seller has not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the Intangible; and
                           (v) Seller has not granted any exclusive license of any kind in and to such Intangible to any third party. Except as set forth on Schedule 4.7(A)(i), each Trademark application and registration and each Patent application and issued patent is being diligently prosecuted or exists in good standing.

                  (ii) Non-Infringement of Intellectual Property. Seller has not in the conduct of the Business or its use of the Intangibles interfered with, infringed upon, or misappropriated any patent, copyright, trade secret or other intellectual property rights of third persons, and Seller has never received any claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that it must license or refrain from using any such rights of any third party) relating to the Business. Except as set forth in
                           Schedule 4.7(A)(ii), to the knowledge of Seller, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intangible or license or distribution rights of Seller with respect to or in connection with the Business as currently or previously conducted.

                  (iii) Enforceability of Licenses, Etc. Except as set forth on Schedule 4.7(A)(iii), with respect to each Intangible that is the subject of any license, sublicense, agreement or permission: (i) each such license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable, and in full force and effect against Seller; and (ii) no breach, default, termination or loss or change of rights or benefits shall occur with respect to such license, sublicense, agreement or permission as a result of the consummation of the transactions contemplated by this Agreement; (iii) neither Seller nor any other party to the license, sublicense, agreement or permission is in any material respect in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder; (iv) Seller has not received any notice that a party to the license, sublicense, agreement or permission has repudiated any provision thereof; (v) with respect to each sublicense, the representations and warranties set forth in clauses (i) through (iv) above are true and correct with respect to the underlying license; (vi) Seller has not received any notice that the underlying Intangible is subject to any outstanding injunction, judgment, order, decree, ruling or charge; (vii) Seller has not received any notice that any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or is threatened which challenges the legality, validity or enforceability of the underlying Intangible; and
                           (viii) Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

                  B. Employee Relations: Seller has not received any notice of any intention on the part of any person presently of material significance in the Business to terminate his or her employment after the Closing. Except as set forth on Schedule 4.7(B), since December 31, 2000 there has been no change in the management of the Business. There is no controversy pending or threatened between Seller and any of the IFM Employees. None of the IFM Employees is represented by a labor union and, to the knowledge of Seller, there are not now any efforts to unionize any such employees.

                  C. ERISA: (i) Each "Employee Pension Benefit Plan" (as such term is defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA")) now or heretofore maintained by Seller or any Subsidiary (as defined below) of Seller (individually the "Pension Plan" and collectively the "Pension Plans") and any "Employee Welfare Benefit Plan" (as such term is defined in Section 3 of ERISA) now or heretofore maintained by Seller or any Subsidiary (individually the "Plan" and collectively the "Plans") are in compliance in all material respects with ERISA; (ii) no Pension Plan is subject to Section 412 of the Code or
Section 302 of ERISA, and no Pension Plan is subject to Title IV of ERISA; (iii) neither Seller nor any Subsidiary (as defined below) has engaged in a "Prohibited Transaction" (as such term is defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") ("Prohibited Transaction")) which would subject Seller or any Subsidiary to a tax or penalty on a "Prohibited Transaction" imposed under Section 4975 of the Code or Section 502 of ERISA; (iv) neither Seller nor any Subsidiary has any obligation to contribute to a multi-employer plan (as defined in Section 4001 of ERISA), and neither Seller nor any Subsidiary has incurred withdrawal liability, within the meaning of Section 4201 of ERISA, with respect to any such multi-employer plan.

         The term "Affiliate" as used herein means any person (including an individual, a corporation, a partnership, a trust and a governmental agency or instrumentality) controlling, controlled by or under direct or indirect common control with Seller, and any other person directly or indirectly holding 5% or more of any class of the capital stock or other equity interests of Seller or any other person 5% of more of any class of whose capital stock or other equity interests is held directly or indirectly by that person.

         The term "Subsidiary" as used herein means any corporation, association, joint stock company, business trust or other similar organization of whose voting stock Seller owns or controls more than 50% thereof or any partnership or other entity in which Seller has more than a 50% interest or which is controlled by Seller.

                  D. Commercial Off The Shelf Products: Seller holds sufficient perpetual worldwide rights and licenses to use and to sell, license or sub-license all commercial off the shelf software ("COTS") pertaining to the Business as now conducted or as heretofore contemplated by Seller to be conducted. Such rights and licenses are transferable, and are being transferred hereunder and pursuant to the Instruments, to the Buyer.

                  E.       FDA and Other Regulatory Matters:

                  (i) The Seller has all authorizations, approvals, licenses and orders of and from all governmental and regulatory offices, agencies, officers and bodies necessary to carry on the Business as it is currently being conducted, to own or hold under lease the properties and assets relating to the Business it owns or holds under lease and to perform all of its obligations under all agreements relating to the Business to which it is a party (collectively, the "Licenses"), and the Seller has been and is in compliance with all applicable laws, regulations and administrative orders of any country, state or municipality or of any subdivision thereof to which the Business and its employment of labor or its use or occupancy of properties or any part thereof are subject. Schedule 4.7(E)(i) sets forth a true and complete list of all material Licenses.

                  (ii)     With respect to the Business and the Assets:

                           (a) The Seller has been and is in compliance with all current and otherwise applicable statutes, rules, regulations, standards, guides, or orders pertaining to the Assets (each a "Law" and collectively the "Laws") administered or issued by the federal Food and Drug Administration ("FDA") and all other federal, state, local, foreign or international governmental departments, regulatory agencies, authorities, commissions, boards or courts or other law, rule or regulation-making entities having regulatory authority over the Seller or the Business (the "Authorities"); and

                           (b) The Seller has not received any notice from any applicable Authority of adverse findings, warning letters, Section 305 notices, subpoenas or other similar communications by any Authorities.

                  (iii) There have been no recalls, field notifications, alerts or seizures requested or threatened relating to the Business.

                  (iv) The Seller has made available to the Buyer a copy of all currently active investigational device exemptions ("IDE") filed with or approved by the FDA by or on behalf of the Seller or their predecessors-in-interest in connection with the Business and all premarket approval ("PMA") and premarket notification ("501(k)") clearance or concurrence letters received by the Seller from the FDA in connection with the Business and comparable communications received by the Seller from any other applicable Authorities and provided the Buyer with access to all related documents and information, including device master files and post-market studies. The Seller has made available to the Buyer all European Union notified body's certifications relating to the Business. The Seller has made available to the Buyer all FDA inspection reports ("Form 483's") or comparable reports of foreign Authorities relating to the Business, the Seller's responses to such Form 483's or comparable foreign reports, and the FDA Establishment Inspection Reports which the Seller has obtained for all FDA inspections of the IFM Facility. The Seller has made available to the Buyer copies of all labels and the label history for all of the Assets. The Seller also has made available to the Buyer copies of all regulatory approvals obtained from any foreign or international regulatory agency related to the Assets.

         4.8 Tax Returns and Payments: All federal, local, state, foreign and other tax returns of Seller required by law to have been filed have been or will be duly and accurately filed. Each item of income, gain, loss or credit reported on every such return and report reflects a reportable position under all applicable laws, rulings, regulations and decisions. All taxes, assessments, fees and other governmental charges, including interest and penalties, upon Seller or any of its properties or assets which are due and payable, including without limitation all income, gross receipts, personal property, transfer, built in gains, real property, franchise, sales and use, and withholding taxes and other employee taxes or imposts, have been paid or are being contested in good faith by appropriate proceedings. Seller has no knowledge of any tax claims or assessments against Seller for which sufficient reserves have not been established in the Seller's Financial Statements. Seller knows of no material deficiencies in any tax returns filed by or on behalf of Seller with respect to the Business for any year. Except as listed on Schedule 4.8 hereto, Seller has not filed with the Internal Revenue Service or any other taxing authority any agreement or waiver extending the statute of limitations, or a consent under
Section 341(f) of the Code. Schedule 4.8 hereto lists and summarizes all pending audits, issues, examinations, asserted deficiencies and claims for additional taxes and/or interest and penalties thereon by or before any federal, state, local, foreign or other taxing authority specifically related to the Business.

         4.9 No Broker: No one is entitled to be paid under any agreement, express or implied, with Seller as a finder or broker or in a similar capacity in connection with the transactions contemplated by this Agreement or by the other Instruments, and Seller has not agreed to the payment of any brokerage fee or other commission for or on account of this Agreement or the other Instruments.

         4.10 Loans to and Claims By Employees: Except as set forth in the Schedules furnished to Buyer pursuant to Sections 4.4(c) and 4.4(b), Seller has no outstanding loans to any IFM Employee, nor does any IFM Employee have any claims against Seller of any nature, accrued, absolute or contingent or otherwise, other than claims for current wage or salary payments or benefits under any Plan.

         4.11 Year 2000: (i) Seller has taken all necessary action to assess, evaluate and correct all of the hardware, software, embedded microchips and other processing capabilities of the COTS it uses directly or indirectly in the Business or which is made or used directly or indirectly as a part of the Products, to ensure that it will be able to function accurately and without interruption or ambiguity using date information after January 1, 2000 and (ii) all hardware, software, embedded microchips and other computer equipment, programs, procedures and processes of the Business, used directly or indirectly in the Business or constituting products of the Business, do now and will continue to function properly and consistently, without interruption, delay, degradation or discontinuance (and without alteration, supplementation, substitution or replacement being required), using date information and processing date-related data, after January 1, 2000.

         4.12 Distributors: As of the Closing Date, the Products held in inventory by Kenyon Wells and Associates ("KWA") has a value not greater than One Hundred Twenty-Five Thousand Dollars ($125,000). As of the Closing Date, the Products held in inventory by Flanagan Instruments, Inc. ("Flanagan") has a value not greater than Fifty Thousand Dollars ($50,000).


                                    ARTICLE V

                     Warranties and Representations of Buyer

         Buyer hereby warrants and represents to, and covenants and agrees with Seller as follows:

         5.1 Good Standing: Buyer is validly organized and existing and in good standing as a limited liability company under the laws of Delaware. Buyer has the power to own its property and to carry on its business as currently conducted. Buyer has delivered to Seller a true and correct copy of its Certificate of Formation, as amended to date. Buyer is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect. As of the Closing Date, Buyer does not have an Operating Agreement.

         5.2 Legal Capacity: Buyer has the limited liability company power, legal capacity, right and authority to execute and deliver this Agreement and such of the other Instruments as are to be executed and delivered by Buyer, and to take all actions and perform all obligations contemplate herein or therein, and to carry out the transactions contemplated to be performed by it under this Agreement and such other Instruments.

         5.3 Due Authorization: The execution and delivery of this Agreement and all other Instruments, the taking of all action required in connection therewith, and the performance by Buyer of all of the obligations by it to be performed hereunder and thereunder have been duly authorized by all necessary limited liability company action, including, without limitation, authorization by Buyer's Managers and Parent's Directors. This Agreement and such other Instruments have been duly executed and delivered by Buyer and constitute the valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, and similar laws affecting the enforcement of creditor's right or contractual obligations generally.

         5.4 Brokerage: No one is entitled to be paid under any agreement, express or implied, with Buyer as a finder or broker or in a similar capacity in connection with the transactions contemplated by this Agreement or by the other Instruments, and Buyer has not agreed to payment of any brokerage fee or other commission fee or on account of this Agreement or the other Instruments.


                                   ARTICLE VI

                                    Covenants

         6.1      Future Cooperation:

         (a)      From and after the date hereof, Seller covenants and agrees
(a) to furnish Buyer all information with respect to the affairs of Seller (as they pertain to the Business) or the Business as may from time to time reasonably be requested, including, without limitation, any files relating to the Intangibles; (b) to use commercially reasonable efforts to cause the officers, employees, attorneys, accountants, auditors and agents of the Business to make available all such information, including financial statements (if any) prepared in the ordinary course of the Business as at any date or for any period prior to Closing, (c) to give to Buyer and its officers, employees, attorneys, accountants and other representatives access during reasonable business hours and upon reasonable advance notice to Seller's properties, books, contracts, commitments and records pertaining to or covering the Business for any periods prior to Closing and (d) to furnish promptly to Buyer (i) a copy of each report, schedule or other document filed or received by Seller pursuant to the requirements of federal and state laws and pertaining to the Business, and (ii) all other information concerning the business, properties and personnel of the Business and all other information pertaining to or covering any periods prior to Closing that is in Seller's possession as Buyer may reasonably request. The reasonable out-of-pocket expenses incurred in the foregoing shall be borne by Buyer, provided that Seller shall not be entitled to special or extra compensation for the performance of their respective obligations hereunder.

         (b)      From and after the date hereof, Seller covenants and agrees to
(i) allow one employee or agent of Buyer reasonable access to the Seller's Manchester, Georgia customer service facility in order to facilitate the orderly transition from Seller to Buyer of customers of the Business, and Seller agrees to provide all reasonable assistance required by such employee or agent in facilitating such transition; and (ii) cooperate in the transitioning those IFM Employees to whom the Buyer elects to make offers of employment and to provide all reasonable assistance required by Buyer for such purpose.

         (c) From and after the date hereof, Seller covenants and agrees to provide to Buyer such post-Closing transition services as Buyer may reasonably request, the terms of which shall be negotiated in good faith by Buyer and Seller, and in any event Seller shall not charge Buyer in excess of Seller's costs of the time and materials necessary to provide such services.

         6.2 Expenses: All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except as otherwise provided herein.

         6.3 Confidential Information: Seller further agrees that neither it nor any affiliate of the Seller will for a period of three (3) years following the Closing divulge, furnish, disclose or make available to any person, firm, organization or corporation, or itself for its own benefit or for the benefit of others, any knowledge and information with respect to any financial data, trade secrets, trade lists, plans, devices, patents, machinery, processes, methods of manufacture and engineering or scientific development or any other confidential information of or pertaining to the Business, including, without limitation, the Technology.

         6.4      Noncompetition/Nonsolicitation:

         (a) Seller agrees that for a period of five (5) years commencing on the date of Closing, neither the Seller nor any affiliate under the control of the Seller will directly or indirectly engage in any business activity in competition with the development, manufacture, production, assembly or sale of carotid shunts/endarterectomy catheters, embolectomy/thrombectomy catheters, occlusion catheters/vascular occluders, or choliangiogram catheters. Notwithstanding the foregoing sentence, Seller, through it's subsidiary, Stepic Corporation, may continue to sell and distribute carotid shunts/endarterectomy catheters, embolectomy/thrombectomy catheters, occlusion catheters/vascular occluders, or choliangiogram catheters of those manufacturers set forth on
Exhibit 6.4(a), for which Stepic Corporation distributes products as of the date hereof, provided, however, that gross proceeds of such sales may not exceed Five Hundred Thousand Dollars ($500,000) in any calendar year.

         (b) Each of Seller, Buyer and Parent agrees that for a period of two (2) years commencing on the date of Closing, such party will not, directly or indirectly, itself or through a control relationship, employ, retain or negotiate with respect to employment or retention of, or solicit, interfere with or endeavor to entice away, any of the other party's employees. For the purposes of this Section 6.4(b), IFM Employees retained by Buyer shall be treated as Buyer's employees.

         (c) Unless Rick Howard's employment is terminated by Buyer, Seller agrees that it will not, directly or indirectly, itself or through a control relationship, employ, retain or negotiate with respect to employment or retention of, or solicit, interfere with or endeavor to entice away, Rick Howard.

         (d) Buyer and Parent agree that for a period of four (4) years commencing on the date of Closing, neither Buyer nor Parent will sell any of its port products through any of Seller's current U.S. port distributors set forth on Schedules 6.12(a) or 6.12(b) hereto.

         (e) Seller agrees that for a period of five (5) years commencing on the date of Closing, the Seller will not, directly or indirectly, itself or through a control relationship: (i) interfere with the business relationship which the Business or the Buyer has or may have with any existing or prospective customer of or supplier to the Business (exclusive of the OEM Business), (ii) interfere with the business relationship which the Business or Buyer has with the parties identified in the definition of the OEM Business in Section 2.40 of this Agreement, or (iii) disparage the Business or the Buyer in any way.

         6.5 Transfer Taxes: In connection with the sale and transfer contemplated hereunder, Seller shall pay all sales, transfer and other taxes (including, but not limited to, income taxes), if any, which may be or become due or payable as a result thereof.

         6.6      Seller's Performance of Unassumed Liabilities:

         (a) Except as set forth in Section 6.6(b), Seller hereby agrees to pay, perform and discharge or to cause to be paid, performed and discharged simultaneously with the Closing, all currently due or accrued expenses, liabilities and obligations of Seller related to the Business and not expressly assumed by Buyer pursuant to this Agreement (except for those liabilities and obligations set forth on Exhibit 6.6(a)), including, without limitation all Accounts Payable. In addition, Seller hereby agrees to pay, perform and discharge, or cause to be paid, performed and discharged when due (i) those liabilities and obligations set forth on Exhibit 6.6(a); and (ii) all expenses, liabilities and obligations not expressly assumed by Buyer pursuant to this Agreement which hereinafter accrue or become due and pertain to the Business.

         (b) Seller agrees to pay any and all salary, vacation pay, sick pay and other compensation or benefits (except for insurance benefits that are payable by third-party insurers) for all IFM Employees accruing prior to or in connection with the Closing in accordance with Seller's normal pay cycle and benefits policy, but in any event (i) no later than fifteen (15) calendar days after the Closing and (ii) in accordance with all applicable laws.

         6.7 Retention and Inspection of Corporate Records: For at least four years after the Closing, the corporate minute books and stock books and other records being retained by Seller and pertaining to periods prior to Closing and pertaining to the Business shall be made reasonably available for inspection by Buyer, and the other corporate records and all books of account of Seller being transferred to Buyer shall be retained by Buyer and made reasonably available for inspection by Seller.

         6.8 No Publicity: Neither party shall publicize this Agreement, any terms hereof or the consummation of the transactions contemplated hereby without the prior written consent of the other party, except as required by applicable rules and regulations, pursuant to which rules and regulations either party may be required to disclose at least the transaction contemplated by this Agreement and the Purchase Price. Notwithstanding anything contained in this Agreement, Seller shall cooperate and join with Buyer, as requested by Buyer, in advising customers, vendors and any other entities or individuals in respect of the transition of the Business from Seller to Buyer, which shall include, without limitation, written notification to customers and written or oral notification to vendors or other entities or individuals after the Closing.

         6.9 IFM Name: Without in any way limiting the right, title or interest that the Buyer is acquiring hereunder in or to the Trademarks, and in addition thereto and not in lieu thereof, the Seller shall, promptly after the Closing, change all signage and stationery and otherwise discontinue the use of the name "IFM", "Ideas for Medicine", any combination, variant or derivative of the foregoing, and all other names or trademarks or service marks related exclusively to or used exclusively in the Business. After the Closing, the Seller shall not use any of the Trademarks.

         6.10 Miscellaneous Agreements: Subject to the terms and conditions herein provided, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

         6.11 Release Under CryoLife Note and Sublease: Buyer covenants and agrees that, as between Seller and Buyer, Seller shall have no further liability whatsoever under the CryoLife Note or the Sublease.

         6.12     Distributors:

         (a) Oral Agreements: Schedule 6.12(a) sets forth the terms that, according to Seller's representations and warranties, apply to certain oral distribution arrangements between Seller and each of Clinical Technologies, Midwest Medical and Cardiovascular Technologies. Buyer will, for a period of four (4) months, continue to sell the Products to such distributors substantially in accordance with such terms, provided that Buyer receives from such distributors confirmation of such terms satisfactory to Buyer.

         (b) Domestic Distributors: Buyer will continue to sell the Products to each of the Seller's U.S. distributors listed on Schedule 6.12(b) for the remaining term of such distributor's written agreement with Seller as of the date hereof, substantially in accordance with the terms of such written agreements, provided that Buyer receives from such distributors confirmation of the terms of such agreements satisfactory to Buyer.

         (c) International Distributors: Buyer will continue to sell the Products to each of the Seller's international distributors listed on Schedule 6.12(c) for the remaining term of such distributor's written agreement with Seller as of the date hereof, substantially in accordance with the terms of such written agreements, provided that Buyer receives from such distributors confirmation of the terms of such agreements satisfactory to Buyer.

         (d) Product Returns: Buyer shall accept and reimburse (i) up to, but not to exceed, One Hundred Twenty-Five Thousand Dollars ($125,000) in product returns from KWA in accordance with the terms of that certain Kenyon Wells and Associates Distributor Agreement by and between Seller and KWA and dated as of October 20, 2000; and (ii) up to Fifty Thousand Dollars ($50,000) in product returns from Flanagan in accordance with the terms of that certain Distributor Agreement by and between Seller and Flanagan and dated as of September 15, 1999.

         6.13 IFM Employees: On Closing Date, Seller shall terminate the employment of all IFM Employees, and Buyer shall offer employment to the IFM Employees designated on Schedule 6.13 (the "Retained Employees"); provided, however, that the number of IFM Employees who do not become Retained Employees shall not exceed forty-nine (49) employees. All liabilities and obligations relating to compensation and benefits offered by Buyer to the Retained Employees and accruing after Closing shall be the responsibility of Buyer, and all liabilities and obligations relating to the Retained Employees accruing prior to Closing or otherwise relating to commitments made by Seller shall be the responsibility of Seller. In order to facilitate the payment by Buyer of payroll to Retained Employees, Seller shall reasonably cooperate with Buyer and/or ADP regarding the transfer of payroll information regarding the Retained Employees, including, without limitation, providing ADP with electronic instructions to transfer such payroll information from Seller to Buyer.

         6.14 Seller's Sales Force: For a term commencing as of the Closing Date and terminating two (2) months thereafter, Seller's U.S. sales force shall provide transitional sales assistance services for the Products and, with respect to sales of Products made by Seller's sales force, Buyer shall pay Seller a commission of eight percent (8%) of the sales price of such sold Products (the "Commission Payment"); provided, however, that the aggregate Commission Payment for the two-month period shall in no event exceed Thirty-Six Thousand Dollars ($36,000), and provided further that Seller shall be solely responsible for distributing the Commission Payment to individual members of its sales force.

         6.15     Accounts Receivable, Customer and Order Administration:

         (a) Seller and Buyer acknowledge that each may receive payment of accounts receivable of the other. In order to ensure that Buyer receives payment of all accounts receivable that relate to sales of Products made after the Closing and are mistakenly paid to Seller, and Seller receives payment of all accounts receivable that relate to sales of Products made before the Closing and are mistakenly paid to Buyer, each of Seller and Buyer shall monitor all payments received and, to the extent that either party receives any payments that should have been paid to the other party, such party shall promptly (and in any event no later than three (3) business days thereafter) pay to the other by check transfer the amount of such payments. All payments mistakenly received by one party shall be held in trust for the other party until forwarded to the other party. Payments received by either of Buyer or Seller shall be applied only to such invoices as are specified by a customer in its remittance. In the event that either Seller or Buyer has any questions as to the proper application of any payments received by the other, it may request and shall be promptly furnished by the other a copy of the relevant invoices and a copy of the customer's check and remittance communication.

         (b) Seller shall promptly, and in no event later than two business days from the Closing Date, forward by fax (to be followed by hard copy) to such Buyer employee as Buyer may designate all Unfilled Orders received by Seller on the Closing Date. For a period of twelve (12) months after Closing, Seller shall immediately forward by fax (to be followed by hard copy) to such Buyer employee as Buyer may designate all Product orders received from any customer.

         (c) In order to facilitate the proper payment of all Product invoices and the submission of new Product orders after Closing, and to provide otherwise for a smooth transition of the Business, Buyer and Seller shall cooperate in developing a customer communication program pursuant to which customers will be informed promptly after the Closing of Buyer's acquisition of the Business and will be directed to submit new orders for Products and to make payments for Product shipped after Closing to Buyer.

         (d) In the event Buyer requires information regarding the ordering history, payment terms or payment history or particular customers of the Business, Seller shall exercise best efforts to provide such information within five (5) business days of Buyer's request therefor.

         6.16 Seller's Sales Tax: No later than five days after the Closing Date, Seller shall provide Buyer true, correct and complete copies of all sales tax returns related to the Business and other tax returns specifically related to the Business for Seller's fiscal years which remain open or otherwise subject to audit or examination, including returns for the calendar year 2000.


                                   ARTICLE VII

                                    Indemnity

         7.1 Survival and Indemnification: All representations, warranties and agreements made by each party hereto under this Agreement or in any of the Instruments, and such party's indemnification obligations arising solely from such representations, warranties and agreements, shall survive the Closing, regardless of any investigation at any time made by Buyer, on the one hand, or Seller, on the other hand. Buyer on the one hand, and Seller on the other hand, shall indemnify and hold the other and its nominees, if any, harmless, from and against any and all costs, expenses (including reasonable attorneys' fees), damages, deficiencies, liabilities, fees and penalties, including without limitation any of the foregoing incurred in connection with any third party claim or proceeding (collectively, "Damages") resulting from any misrepresentation, breach of warranty or non-fulfillment of any covenant, agreement, representation or warranty made by the indemnitor hereunder or in any such other Instrument delivered in connection herewith; provided that:

                  (a) Any claim for such indemnity is asserted by written notice to the indemnifying party on or before March 30, 2002, except that:

                           (i) in the case of the representations and warranties of Seller set forth in Sections 4.7(C) and 4.8 of this Agreement, any claim for such claim for indemnity must be asserted by written notice to the indemnifying party on or before the day that is sixty days after any tax period covered by such representations and warranties remains open, in whole or part, subject to audit or adjustment including, without limitation, by reason of waiver or extension of any statute of limitations;

                           (ii) in the case of the representations and warranties of Seller set forth in Sections 4.6(A) and 4.6(B)(ii) of this Agreement, any claim for such indemnity may be asserted by written notice to the indemnifying party at any time; and

                           (iii) in the case of any claims for indemnity based upon third party claims or actions, such claims for indemnity must be asserted by written notice to the indemnifying party on or before March 30, 2003.

                  (b) Buyer shall be entitled to recover claims for Damages pursuant to this Section 7.1 and Section 7.2 only with respect to Damages which in the aggregate, taking into account all claims for indemnity by Buyer, are in excess of $150,000.

                  (c)      The indemnification obligations of Seller under
                           Section 7.1 and Section 7.2 of this Agreement shall not in the aggregate exceed Six Million Fifty Thousand and Fifty-Four Dollars ($6,050,054).

         7.2 Additional Indemnity by Seller: Seller shall also indemnify and hold Buyer harmless from and against any Damages resulting from or arising from any of the following:

                  (a) Any and all obligations or liabilities of Seller which are not, by the express terms hereof, to be assumed by Buyer, including without limitation accrued salary, vacation pay and sick pay for all IFM Employees that accrue prior to Closing, including, without limitation, all such liabilities described in
                           Section 3.6;

                  (b) Any liabilities, liens or claims which the so-called Bulk Sales Act applicable to Seller may create against property transferred to Buyer as contemplated herein except for Assumed Liabilities; and

                  (c) Any and all claims made against Buyer for or with respect to products sold by Seller prior to the Closing hereunder.

         7.3 Additional Indemnity by Buyer: Buyer shall also indemnify and hold Seller harmless from and against any Damages resulting from or arising from any of the following:

                  (a) Any and all Assumed Liabilities, including, without limitation, accrued salary, vacation pay and sick pay for all IFM Employees accruing after the Closing; and

                  (b) Any and all claims made against Seller for or with respect to products sold after the Closing.

         7.4 Tax and Other Third Party Claims: In the event that a party (the "Indemnified Party") receives notice of the filing of a claim, suit, action or proceeding by a third party or taxing authority or commencement of an examination by a taxing authority which may give rise to a claim for indemnity pursuant to Section 7.1, 7.2 or 7.3 hereof, the Indemnified Party shall give the other party (the "Indemnifying Party") reasonable notice thereof and shall permit the Indemnifying Party to have reasonable access to relevant information in its possession or control. The Indemnifying Party shall have the right to take all reasonable action, at its own expense, as it deems desirable in order to minimize or eliminate such third party or taxing authority claim, provided that such action shall not have any adverse effect upon, nor result in any liability to the Indemnified Party greater than such claim. In the event of a claim by a third party or a taxing authority against the Indemnified Party which requests solely monetary amounts or damages with respect to which the Indemnified Party claims to be entitled to the benefits of Section 7.1, 7.2 or 7.3, and if the payment of any part or all of the amount claimed (whether by compromise, settlement, judgment or otherwise) will have no other adverse effect upon nor result in any liability to the Indemnified Party greater than or apart from such claim, and either (a) the Indemnifying Party acknowledges in writing its liability for such claim as between the parties hereto, or (b) the Indemnifying Party procures from the third party or taxing authority claimant a full and complete release as to the Indemnified Party satisfactory in form and substance to counsel to the Indemnified Party, the Indemnifying Party shall have the right, at its own expense, to appoint counsel to handle the defense of such matter, and the Indemnifying Party shall have the exclusive right to prosecute, defend, compromise, settle or pay such third party or taxing authority claim, subject to their obligation to act in good faith. The Indemnified Party may appoint, at its own expense, associate counsel to participate in the joint defense of such matter, subject to the foregoing rights of the Indemnifying Party. Except as aforesaid, the Indemnified Party reserves the right to control, defend and settle any and all claims, subject only to its obligation to act in good faith; provided, however, that the Indemnified Party shall not so settle any such claim without the prior approval of the Indemnifying Party which approval shall not be unreasonably withheld or delayed (the reasonableness of any such withholding or delay to be judged from the point of view of the best interests of the Indemnified Party).


                                  ARTICLE VIII

                                  Miscellaneous

         8.1 Waiver: Seller, on the one hand, and Buyer, on the other hand, shall have the right to waive in writing any requirement or undertaking of the other party contained herein.

         8.2 Agreement Binding; Assignment: This Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors, assigns, heirs and legal representatives. Notwithstanding anything hereinabove contained to the contrary, this Agreement may not be assigned or transferred by Buyer or Seller without the prior written consent of the other party.

         8.3 Notices: Any and all notices, demands, and communications provided for herein or made hereunder shall be given in writing and shall be deemed given to a party as follows: (i) when delivered personally in the manner provided herein, when actually received by such party; (ii) when dispatched by facsimile transmission to the number indicated for such party below (or to such other facsimile number for a party as such party may have substituted by notice pursuant to this Section), upon transmission and confirmation of receipt; or (iii) when mailed to such party by registered or certified U.S. Mail (return receipt requested) and addressed to such party at the address designated below for such party (or to such other address for such party as such party may have substituted by notice pursuant to this Section), then at the close of business on the fifth calendar day after the day it is so placed in the mail, or if sent by a nationally recognized overnight courier and so address, then at the close of business, local time, of such party on the next business day following its deposit with such courier service for next day delivery (unless so deposited on a Saturday, in which case, notice will be deemed given at the close of business, local time, on the Monday following its deposit with such courier),

         IF INTENDED FOR Seller, to:

                  Horizon Medical Products, Inc.
                  Seven North Parkway Square
                  4200 Northside Parkway
                  Atlanta, Georgia 30327
                  Attention: William E. Peterson, Jr.,

                  with a copy to:

                  Slaughter & Virgin, P.C.
                  400 Colony Square, Suite 1110
                  1202 Peachtree Street, Northeast
                  Atlanta, Georgia 30361
                  Attention: Nathaniel G. Slaughter III, Esq.

                  and:

                  King & Spalding
                  191 Peachtree Street
                  Atlanta, Georgia  30303
                  Attn: Jon R. Harris, Jr.

         IF INTENDED FOR Buyer, addressed to it at Buyer's address hereinabove set forth and marked for the attention of Buyer's President or Chief Executive Officer, with a copy to:

                  Goulston & Storrs, P.C.
                  400 Atlantic Avenue
                  Boston, Massachusetts 02110-3333
                  Attention: Lester J. Fagen, Esq.

or to such other address or addresses as may from time to time be designated by like notice.

         8.4 Complete Agreement: All terms, covenants and conditions of this Agreement are as set forth herein, except as may be specifically otherwise provided herein, and there are no warranties, agreements or understandings, express or implied, except such as are expressly set forth herein or in statements contained in any certificate or other instrument delivered by or on behalf of each party hereto or in other Instruments of even date and delivery between either Buyer and Seller and related hereto or in the Confidentiality Agreement between Seller and Parent dated February 1, 2001.

         8.5 Governing Law: This Agreement shall be construed under and governed by the laws of the State of Georgia as the same may from time to time exist.

         8.6 Counterpart Copies: This Agreement may be executed in any number of counterpart copies, each of which counterpart copies shall be deemed to be an original for all purposes.

         8.7 Amendments: This Agreement may not be altered, amended or modified in any respect, except by written instrument executed by all parties hereto.

         8.8 No Waiver: Any waiver of a breach of any term or condition of this Agreement shall not operate as a waiver of any other or subsequent breach of such term or condition or of any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

         8.9 Incorporation: All schedules or other documents referred to herein as Exhibits to this Agreement or herein specified as having been delivered by one of the parties hereto to another such party are hereby incorporated by reference and made a part hereof.

         8.10 No Third-Party Beneficiaries. The terms of this Agreement shall be for the exclusive benefit of the parties hereto, and no third party is an intended beneficiary of, or shall be entitled to rely on, the terms hereof.

         8.11 Headings: The headings set forth in this Agreement have been inserted for convenience of reference only, shall not be considered a part of this Agreement and shall not limit, modify or affect in any way the meaning or interpretation of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, under seal, as of the day and year first above written.

                                    SELLER:

                                    HORIZON MEDICAL PRODUCTS, INC.


                                    By:   /s/ WILLIAM E. PETERSON, JR.
                                        --------------------------------------
                                          Name:  William E. Peterson, Jr.
                                          Title: President


                                    BUYER:

                                    VASCUTECH ACQUISITION LLC


                                    By:   /s/ DAVID B. ROBERTS
                                        --------------------------------------
                                          Name:  David B. Roberts
                                          Title: Chief Financial Officer



                                    GUARANTEE

         Parent hereby guarantees the payment or performance of those obligations of Buyer set forth in Article VII of this Agreement. The foregoing guarantee shall be for the benefit of Seller only and no third party shall be entitled to rely thereon.

                                    VASCUTECH, INC.



                                    By:      /s/ DAVID B. ROBERTS
                                        --------------------------------------
                                            Name:  David B. Roberts
                                            Title: Chief Financial Officer

Exhibits

Exhibit 2.10               Bill of Sale and General Assignment of Assets
Exhibit 2.37               Patent and Trademark Assignments
Exhibit 2.50               Products
Exhibit 3.2(b)             Consent and Estoppel Certificate as to CryoLife Note
Exhibit 3.4(a)             Memorandum of Understanding regarding Inventory

Disclosure Schedules

Schedule 2.19              CryoLife Documents
Schedule 2.28(c)           Excluded Assets
Schedule 4.2(C)            Consents and Approvals
Schedule 4.3(A)            Seller's Financial Statements
Schedule 4.3(D)            Absence of Certain Events
Schedule 4.3(F)(i)         Sufficiency of Assets for Business as Operated by Seller
Schedule 4.3(F)(ii)        Sufficiency of Assets for Business as Operated by CryoLife
Schedule 4.4(a)            Real Property
Schedule 4.4(b)            Contracts
Schedule 4.4(d)            Insurance
Schedule 4.4(e)            Backlog
Schedule 4.4(f)            Employees
Schedule 4.4(g)            Intangibles
Schedule 4.4(h)            Major Suppliers
Schedule 4.4(i)            Litigation
Schedule 4.4(j)            Customers
Schedule 4.4(k)            Inventory and Materials in Possession
Schedule 4.4(l)            Equipment
Schedule 4.4(m)            Data
Schedule 4.4(n)            Unfilled Orders
Schedule 4.4(o)            Purchase Commitments
Schedule 4.4(p)            Warranty Obligations
Schedule 4.4(q)            Certain Contracts Requiring Consent
Schedule 4.4(s)            Accrued Employee Benefits
Schedule 4.4(t)            Accounts Payable
Schedule 4.4(v)            Approved Products
Schedule 4.4(w)            Encumbrances
Schedule 4.5(D)            CryoLife Claims
Schedule 4.6(B)            Condition of Properties
Schedule 4.7(A)(i)         Sufficiency and Ownership of Intangibles
Schedule 4.7(A)(ii)        Non-Infringement of Intellectual Property
Schedule 4.7(A)(iii)       Enforceability of Licenses
Schedule 4.7(B)            Change in Management
Schedule 4.7(E)(i)         Material Licenses
Schedule 4.8               Tax Returns and Payments
Schedule 6.4(a)            Manufacturers
Schedule 6.6(a)            Liabilities Not Discharged at Closing
Schedule 6.12(a)           Oral Agreements with Distributors
Schedule 6.12(b)           Domestic Distributors
Schedule 6.12(c)           International Distributors
Schedule 6.13              Retained Employees